Exhibit 10.58

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of March 31, 2011 (the “Effective Date”), and as of the Effective Date amends the Employment Agreement dated April 24, 2009 by and between VERENIUM CORPORATION (hereinafter the “Company”), and James Levine (hereinafter “Executive”) (the “Employment Agreement”).

RECITALS

WHEREAS, the Company and Executive wish to amend the Employment Agreement as of the Effective Date to reflect the Executive’s (1) new duties and responsibilities as the Company’s President and Chief Executive Officer, and (2) revised compensation arrangement and other terms of employment;

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree that the Employment Agreement is amended as of the Effective Date as follows:

ARTICLE 1

AMENDMENTS

1.1 Section 2. Section 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of President and Chief Executive Officer. You shall have such executive responsibilities and duties as are assigned by the Board of Directors of the Company (the “Board”) and are consistent with the positions of President and Chief Executive Officer. In the performance of your duties and responsibilities hereunder, you shall regularly report to the Board. You agree to devote your full business time, attention and energies to the business and interests of the Company during the Term of this Agreement and you will not accept any outside position without the prior written consent of the Board, except that you may serve on up to a maximum of two boards of directors provided that you have approval of the Board’s Compensation Committee and provided that your time spent in such service is reasonable and does not detract from the performance of your duties to the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement. As soon as practicable following the Effective Date, you will be appointed to serve in the class of directors whose terms expire at the Company’s 2013 annual stockholders’ meeting. In connection with the termination of your employment by the Company as President and Chief Executive Officer, you shall resign from the Board effective simultaneously with the effective date of such termination, unless otherwise requested by the remaining Board members.

You consent and agree to permanently relocate your primary residence to the San Diego, California area, which relocation is anticipated will occur sometime on or around June 2011 (the applicable relocation date is the “Relocation Date”). From and following the Relocation Date, you shall fulfill your duties and responsibilities to the Company hereunder primarily from the Company’s office located in San Diego, California; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business. You hereby acknowledge that your relocation to the San Diego, California area does not trigger any right by you to resign your employment for “Good Reason.””

1.2 Section 3(a). The first sentence of Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Commencing on the Effective Date, and during the Term of this Agreement, the Company will pay you a base salary at not less than the biweekly rate of $15,000.00 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with the Company’s payroll practices then in effect.”

1.3 Section 3(b). The first sentence of Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“For each calendar year during the Term of this Agreement, you will be eligible to receive an annual performance-based incentive bonus, based upon the achievement of milestones set by the Board, with a target bonus of 60% percent of the Base Salary earned during such period (the “Bonus”).”

1.4 Section 3(e). Section 3(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Stock Options and Restricted Stock. The Company granted a stock option to you on February 24, 2011 to purchase up to 164,491 shares of the Company’s common stock with an exercise price of $3.31 per share, subject to vesting and the other terms and conditions set forth in the stock option grant notice and agreement previously provided to you. All Company stock option and restricted stock awards previously granted to you shall continue in effect from and following the Effective Date in accordance with their existing terms. You may be eligible to receive additional grants of Company stock option and restricted stock awards in the sole discretion and subject to the approval of the Compensation Committee of the Board.”

1.5 Section 3(j). A new Section 3(j) is hereby added to the Employment Agreement as follows:

“(j) Relocation Expenses. The Company agrees to reimburse the reasonable and customary costs of relocation of your primary residence from Boston, Massachusetts to

San Diego, California, under terms and conditions to be determined in good faith and pursuant to the mutual agreement of you and the Company.”

1.6 Effective Date and Term of Amended Employment Agreement. With respect to application of the amendments to the Employment Agreement that are set forth in this Amendment, all references to the “Effective Date” contained in the amended Employment Agreement are with respect to the date of March 31, 2011, and all references to the “Term” of the Employment Agreement are with respect to the period of employment commencing on March 31, 2011.

ARTICLE 2

GENERAL PROVISIONS

2.1 Impact of Amendment. Except as expressly amended by this Amendment, the terms of the Employment Agreement remain in full force and effect.

2.2 Governing Law. The validity, interpretation, construction and performance of this Amendment and the amended Employment Agreement and the rights of the parties thereunder shall be interpreted and enforced under the law of the Commonwealth of Massachusetts.

2.3 Validity. The invalidity or unenforceability of any provision of this Amendment or the Employment Agreement shall not affect the validity or enforceability of any other provision of this Amendment or the Employment Agreement, which shall remain in full force and effect.

2.4 Controlling Document. In case of conflict between any of the terms and condition of this Amendment and the Employment Agreement herein referred to, the terms and conditions of this Amendment shall control.

2.5 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Amendment, and has been advised to do so by the Company, and (b) that he has read and understands the Amendment, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

2.6 Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

Executed by the parties hereto on the date(s) set forth below:

EXECUTIVE		VERENIUM CORPORATION

By:	/s/ James Levine	By:	/s/ Dr. James Cavanaugh
	James Levine		Dr. James Cavanaugh
Chairman of the Board of Directors

Date:	March 4, 2011	Date:	March 4, 2011

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